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                                                                       EXHIIBT 2

                      AGREEMENT AND PLAN OF REORGANIZATION


                                  by and among


                            THE VANTIVE CORPORATION,
                             a Delaware corporation,


                          REVO ACQUISITION CORPORATION,
                    a Delaware corporation and a wholly-owned
                     subsidiary of The Vantive Corporation,


                                       and


                         WAYFARER COMMUNICATIONS, INC.,
                            a California corporation








                            Dated as of June 18, 1998